Exhibit 99.1

Contact: Deepak Chaudhry
Phone: (812) 962-5095

FOR IMMEDIATE RELEASE

Accuride Corporation Reports First Quarter Results for 2004

EVANSVILLE, Ind. – May 12, 2004 – Accuride Corporation today announced net sales of $111.4 million for the first quarter ended March 31, 2004.  This compares to net sales of $88.2 million for the first quarter of 2003, an increase of 26.3%.  The increase is due primarily to greater demand across all market segments.

Adjusted EBITDA of $22.3 million for the first quarter ended March 31, 2004, is up from $16.8 million for the first quarter of 2003, an increase of 32.7%.  The resulting EBITDA margin has increased to 20.0% of net sales from 19.0% of net sales in last year’s first quarter due primarily to an increase in volume.  The purpose and reconciliation of Adjusted EBITDA for the Company to the most directly comparable GAAP measure is set forth on Pages 4 and 5 of this press release.

“Due to the continued improvement in demand, revenue in the first quarter was at its highest level since the second quarter of 2000,” said Terry Keating, Accuride’s President and CEO.  “The rising production levels due to the strength in net orders should lead to a robust recovery in 2004.”

The Company’s liquidity position remained strong at March 31, 2004, with $29.4 million in cash and revolver availability of $41.0 million.

-more-

Accuride had net income of $4.8 million, or 4.3% of net sales, for the first quarter ended March 31, 2004, compared to a net loss of $0.6 million, or a negative 0.7% of net sales, for the first quarter of 2003.

The Company will conduct a conference call to review and discuss its first quarter results on Wednesday, May 12, 2004, at 1:00 p.m. (Central Time).  The phone number to access the conference call is 888-428-4478 in the United States, or 612-332-0820 internationally.  A replay will be available beginning May 12, 2004, at 4:30 p.m. (Central Time), through May 19, 2004, by calling 800-475-6701 in the United States, or 320-365-3844 internationally, access code 730643.  The financial results for the three-month period ended March 31, 2004, will also be archived at http://www.accuridecorp.com.

Accuride Corporation is North America’s largest manufacturer and supplier of wheels for heavy/medium trucks and trailers.  The Company offers the broadest product line in the North American heavy/medium wheel industry and is the only North American manufacturer and supplier of both steel and forged aluminum heavy/medium wheels.  Accuride Corporation also produces wheels for buses, commercial light trucks, pick-up trucks, sport utility vehicles, and vans.  Accuride Corporation has steel wheel operations in Henderson, Kentucky; London, Ontario, Canada; and Monterrey, Mexico.  Accuride has aluminum wheel operations in Erie, Pennsylvania, and Cuyahoga Falls, Ohio.  Additionally, the Company produces tire molds at its Erie, Pennsylvania, facility.  Accuride is also involved in a commercial tire and wheel assembly joint venture in Springfield, Ohio.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding the future.  It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Accuride assumes no obligation to update the information included in this release.

ACCURIDE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(DOLLARS IN THOUSANDS)

(UNAUDITED)

	Three Months Ended March 31,
	2004	2003
NET SALES	$111,401	$88,248
COST OF GOODS SOLD	89,437	72,627
GROSS PROFIT	$21,964	$15,621

OPERATING EXPENSES:
Selling, General & Administrative	6,371	5,889

INCOME FROM OPERATIONS	15,593	9,732

OTHER INCOME (EXPENSE):
Interest Income	25	72
Interest (Expense)	(9,213)	(8,912)
Equity in Earnings of Affiliates	138	181
Other Income (Expense), Net	139	(613)

INCOME BEFORE INCOME TAXES	6,682	460

INCOME TAX PROVISION	1,915	1,038

NET INCOME (LOSS)	$4,767	$(578)

ACCURIDE CORPORATION

CONSOLIDATED ADJUSTED EBITDA

(DOLLARS IN THOUSANDS)

(UNAUDITED)

	Three Months Ended March 31,
	2004	2003
NET INCOME (LOSS)	4,767	(578)
Net Interest Expense	9,188	8,840
Income Taxes	1,915	1,038
Equity in Earnings of Affiliates	(138)	(181)
Other Expense (Income)	(139)	613
INCOME FROM OPERATIONS	15,593	9,732
Depreciation and Amortization	6,296	6,856
Equity in Earnings of Affiliates	138	181
Restructuring, severance and other charges	240	—
ADJUSTED EBITDA	$22,267	$16,769

a)  For the three months ending March 31, 2004, Adjusted EBITDA represents income from operations plus depreciation plus equity in earnings of affiliates, plus (i)  $0.2 million for costs associated with the fire damage and resulting business interruption sustained at our facility in Cuyahoga Falls, Ohio in August 2003.  Item (i) effected gross profit.

b)  Adjusted EBITDA is not intended to represent cash flow as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an indicator of cash flow from operations.  Adjusted EBITDA represents income from operations plus depreciation plus equity in earnings of affiliates plus non-recurring items.  However, other companies may calculate Adjusted EBITDA differently.  Accuride has included information concerning Adjusted EBITDA in this press release because Accuride’s management and our board of directors use it as measure of our performance to internal business plans to which a significant portion of management incentive programs are based.  In addition, future investment and capital allocation decisions are based on Adjusted EBITDA.  Investors and industry analysts use Adjusted EBITDA to measure the Company’s performance to historic results and to the Company’s peer group.  The Company has historically provided the measure in previous press releases and believes it provides transparency and continuity to investors for comparable purposes.  Certain financial covenants in our borrowing arrangements are tied to similar measures.  Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

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